Exhibit 99.1

Nkarta Reports Third Quarter 2023 Financial Results and Corporate Highlights

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FDA clearance of IND for NKX019 in lupus nephritis expands pipeline into autoimmune disease
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NKX019, a first-in-class engineered NK cell therapy, has disease-modifying potential in autoimmune disease while maintaining NK-driven safety profile
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New pipeline program builds on academic studies of durable, drug-free remissions in patients with autoimmune disease after CD19-targeted cell therapy
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Partnership with Lupus Therapeutics, the clinical research affiliate of the Lupus Research Alliance, to support the evaluation of NKX019 through top academic centers in the Lupus Clinical Investigators Network (LuCIN)
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Multiple clinical pipeline updates planned for 2024 include NHL, AML and lupus nephritis
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Cost containment measures expected to extend Nkarta’s projected cash runway by one year into 2026
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Cash and cash equivalents of $278.4 million on September 30, 2023

SOUTH SAN FRANCISCO, Calif., November 9, 2023 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the third quarter ended September 30, 2023.

“Earlier this month, we announced bold plans for the future of Nkarta. This includes the expansion of our NK cell therapy pipeline into autoimmune disease, key anticipated updates in 2024, and the extension of our projected cash runway into 2026,” said Paul J. Hastings, President and CEO of Nkarta. “Our pipeline now has three clinical-stage NK cell therapy programs, each increasing our opportunity for success. Our strategy for advancing these programs centers on stringent capital allocation, rapid execution, and business prioritization.”

Hastings continued, “As we maintain our commitment to developing novel cell therapies for patients with cancer, we are also strongly encouraged by the prospect of NK cell-based therapies for patients with autoimmune disease. Early outcomes have been profound for patients treated with CD19-directed cell therapy in recent academic studies. Our aim is to replicate these remarkable, potentially disease-modifying benefits using NKX019, while still leveraging the advantages of NK cells. In addition to offering superior off-the-shelf accessibility, we aim to build on the safety profile of NK cell biology, the potential advantages of NK cell kinetics, and reduced need for lymphodepletion. Patients with severe autoimmune diseases need safe and novel therapies, and we look forward to initiating dosing in the clinical trial of NKX019 in patients with refractory lupus nephritis in the first half of 2024.”

NKX019 in autoimmune disease

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In October 2023, Nkarta announced the expansion of its pipeline to include autoimmune disease following the FDA clearance of its IND application for NKX019 in lupus nephritis (LN).
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The expansion of NKX019 into an additional disease category is based on academic studies reporting durable complete responses to CD19-directed cell therapy in patients with severe, refractory autoimmune disease.
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The multi-center, open label, dose escalation clinical trial will assess the safety and clinical activity of NKX019 in up to 12 patients with refractory LN. Patients will receive a three-dose cycle of NKX019 at 1 billion or 1.5 billion cells per dose on Days 0, 7 and 14 following lymphodepletion (LD) with single agent cyclophosphamide (cy), an agent with an established safety profile in systemic lupus erythematosus (SLE) and LN.
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Nkarta has partnered with Lupus Therapeutics, the clinical research affiliate of the Lupus Research Alliance, to accelerate development of NKX019 through select sites of the Lupus Clinical Investigators Network (LuCIN).
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Nkarta plans to dose the first patient in the LN study in the first half of 2024.
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Additional autoimmune diseases are being evaluated for potential clinical investigation with NKX019.

NKX101 in acute myeloid leukemia (AML)

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In June 2023, Nkarta reported updated clinical data from its Phase 1 clinical trial evaluating NKX101 in patients with relapsed or refractory (r/r) AML. In patients that received NKX101 after LD comprising fludarabine and cytarabine (Flu/Ara-C), 4 of 6 achieved CR/CRi. Flu/Ara-C LD is expected to be the basis of NKX101 development moving forward.
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Nkarta plans to present a poster at the American Society of Hematology annual meeting in December 2023 with follow-up data on the six patients from the June 2023 report that received NKX101 after Flu/Ara-C LD.
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As previously announced, Nkarta successfully filed a manufacturing process change amendment with the FDA as part of ongoing scale-up and preparation for potential commercial manufacturing. After pausing for inventory buildup, patient enrollment resumed with material generated with the optimized manufacturing process.

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As previously announced, Nkarta plans to present an update in the first half of 2024 that includes preliminary safety and response data from 12 to 20 additional patients that received NKX101 after Flu/Ara-C LD.

NKX019 in non-Hodgkin lymphoma (NHL)

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In October 2023, Nkarta announced the opening of a new cohort in its Phase 1 study of NKX019 in r/r NHL. The new cohort introduces a compressed dosing schedule, where patients receive NKX019 doses on Days 0, 3 and 7 following LD with Flu/cy. In previous cohorts, NKX019 has been administered on Days 0, 7 and 14 following LD. The new dosing schedule is designed to intensify exposure to NKX019 in the first week after LD, when internal data suggest that NKX019 exposure is highest. The new cohort will target patients (n=6) with large B-cell lymphoma (LBCL), including those who have received prior CD19-directed CAR-T cell therapy.
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Nkarta expects to announce preliminary data from the dose compression cohort in mid-2024.
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In December 2022, Nkarta announced opening dose-expansion cohorts evaluating NKX019 monotherapy and NKX019 in combination with rituximab in patients with LBCL. Based on the preliminary results of NKX019 in the dose finding portion of the study, Nkarta is prioritizing the previously mentioned compressed dosing cohort and no longer enrolling patients in these cohorts.

Other Corporate Highlights

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In October 2023, Nkarta announced cost containment measures, which included a reduction in force of approximately 10% of its workforce, a stringent cap on future headcount, planned centralization of operations to a single location, and early success in the optimization of Nkarta’s manufacturing platform.

Third Quarter 2023 Financial Highlights

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As of September 30, 2023, Nkarta had cash, cash equivalents, restricted cash, and investments of $278.4 million.
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Research and development (R&D) expenses were $22.2 million for the third quarter of 2023. Non-cash stock-based compensation expense included in R&D expense was $2.1 million for the third quarter of 2023.
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General and administrative (G&A) expenses were $7.1 million for the third quarter of 2023. Non-cash stock-based compensation expense included in G&A expense was $2.2 million for the third quarter of 2023.
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Net loss was $25.6 million, or $0.52 per basic and diluted share, for the third quarter of 2023. This net loss includes non-cash charges of $5.8 million that consisted primarily of share-based compensation and depreciation.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2026.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with a membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NK cell therapies, including NKX101 and NKX019; the therapeutic potential, accessibility, tolerability and safety profile of NK cell therapies, including NKX101 for the treatment of AML and NKX019 for the treatment of NHL and autoimmune diseases, such as LN; plans and timelines for the future availability and disclosure of NKX101 and NKX019 clinical data or other clinical updates; potential opportunities and strategies for NKX101 and NKX019, and Nkarta’s ability to evaluate and exploit such opportunities and strategies; and

Nkarta’s expected cash runway. Interim clinical data for NKX101 and NKX019 included in this press release are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of its two lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 10, 2023, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses
Research and development	$22,194	$23,435	$73,451	$64,053
General and administrative	7,100	6,827	27,014	19,919
Total operating expenses	29,294	30,262	100,465	83,972
Loss from operations	(29,294)	(30,262)	(100,465)	(83,972)
Other income, net:
Interest income	3,616	1,900	10,651	2,698
Other income, net	33	17	67	19
Total other income, net	3,649	1,917	10,718	2,717
Net loss	$(25,645)	$(28,345)	$(89,747)	$(81,255)

Net loss per share, basic and diluted	$(0.52)	$(0.58)	$(1.83)	$(1.94)
Weighted average shares used to compute net loss per share, basic and diluted	49,062,799	48,630,328	48,985,373	41,878,716

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash, cash equivalents, restricted cash and investments	$278,356	$354,886
Property and equipment, net	77,687	61,908
Operating lease right-of-use assets	40,519	45,749
Other assets	9,302	10,395
Total assets	$405,864	$472,938
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$19,583	$17,797
Operating lease liabilities	89,465	82,934
Total liabilities	109,048	100,731
Stockholders’ equity	296,816	372,207
Total liabilities and stockholders’ equity	$405,864	$472,938

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com